Exhibit 5 Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112 (212) 408-5100
May 28, 2004

Conexant Systems, Inc. 100 Schulz Drive Red Bank, New Jersey 07701

Re:	Conexant Common Stock Deliverable Upon Conversion of 5-1/4% Convertible Subordinated Notes due 2006 of GlobespanVirata, Inc.

Ladies and Gentlemen:

                     In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by Conexant Systems, Inc., a Delaware corporation (“Conexant”), of 5,839,520 shares (the “Shares”) of common stock, par value $.01 per share, of Conexant (including the associated preferred share purchase rights) that may be delivered from time to time upon conversion of the 5-1/4% Convertible Subordinated Notes due 2006 (the “Notes”) of GlobespanVirata, Inc., a Delaware corporation and a wholly-owned subsidiary of Conexant (“GlobespanVirata”) issued pursuant to an Indenture dated as of May 11, 2001 between GlobespanVirata and The Bank of New York (successor to United States Trust Company of New York), as Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of February 27, 2004 between GlobespanVirata and the Trustee (together, the “Indenture”), we advise as follows:

                     As counsel for Conexant, we are familiar with the Amended and Restated Certificate of Incorporation and the Bylaws of Conexant, each as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-3 to be filed by Conexant under the Securities Act with respect to the Shares to be delivered from time to time upon conversion of the Notes (the “Registration Statement”) and (ii) the corporate proceedings taken by Conexant in connection with the authorization of the Shares to be delivered from time to time upon conversion of the Notes. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of Conexant and such other instruments, certificates of public officials and representatives of Conexant and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of Conexant and appropriate public officials.

Conexant Systems, Inc.	-2-	May 28, 2004

                     On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that when the Registration Statement becomes effective under the Securities Act, the Shares, when and if delivered upon conversion of the Notes in accordance with the terms of the Indenture and the Notes will, when so delivered, be legally issued, fully paid and nonassessable.

                     We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

                     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

Very truly yours, /s/ CHADBOURNE & PARKE LLP